EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2024 Results

  Fourth quarter results
    Orders grew 4% compared to prior year driven by 8% growth in the Americas
    Gross margin improved 140 basis points compared to prior year
    Earnings per share increased 38% compared to prior year
  Fiscal 2024 results
    Gross margin improved 360 basis points compared to fiscal 2023
    Earnings per share increased 127% compared to fiscal 2023
    Total liquidity strengthened by $238 million during fiscal 2024
  Company provides financial targets for fiscal 2025

GRAND RAPIDS, Mich., March 20, 2024 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $775.2 million, net income of $21.3 million, or $0.18 per share, and adjusted earnings per share of $0.23. In the prior year, Steelcase reported revenue of $801.7 million, net income of $15.7 million, or $0.13 per share, and adjusted earnings per share of $0.19.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q4 2024 vs. Q4 2023
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth (Decline)

Americas	(2)%	—%	8%
International	(6)%	(6)%	(6)%
Steelcase Inc.	(3)%	(1)%	4%

Revenue decreased 3 percent in the fourth quarter compared to the prior year, with a 2 percent decline in the Americas and a 6 percent decline in International. On an organic basis, revenue decreased 1 percent, with revenue approximately flat in the Americas and a 6 percent decline in International. The Americas results were driven by a lower beginning backlog compared to the prior year (which was impacted by supply chain disruptions and extended lead times), partially offset by order growth. The International decline was broad based across most markets in EMEA and China, largely related to macroeconomic factors.

Orders (adjusted for the impact of divestitures and currency translation effects) grew 4 percent in the fourth quarter compared to the prior year, including 8 percent growth in the Americas and a 6 percent decline in International. The order growth in the Americas was primarily driven by large corporate customers in both continuing and project business. The order decline in International was driven by a 12 percent decline in EMEA, partially offset by 24 percent growth in Asia Pacific.

“I'm proud of the earnings improvement our teams delivered again this quarter, capping off a strong fiscal 2024 in which our net income more than doubled from the prior year,” said Sara Armbruster, president and CEO. “Our 8 percent order growth in the Americas in the fourth quarter was driven by our large corporate customers, and we believe this is reflective of customers investing to create inspiring workplaces as they call for a stronger in-office presence.”

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	February 23, 2024	February 24, 2023	February 23, 2024	February 24, 2023
Americas	$26.8	$33.2	$31.3	$41.9
International	(1.1)	(4.5)	3.1	(3.3)
	$25.7	$28.7	$34.4	$38.6

Operating income of $25.7 million in the fourth quarter represented a decrease of $3.0 million compared to the prior year, and adjusted operating income of $34.4 million in the fourth quarter represented a decrease of $4.2 million compared to the prior year. The decrease was primarily due to the prior year including $9.2 million of gains on the sales of fixed assets in the Americas, offset in part by a $5.2 million increase in the valuation of an acquisition earnout liability (of which $2.6 million was recorded in each of the Americas and International segments). The impact of lower volume in the current year was offset by higher pricing benefits.

“Our International segment continued to deliver improved profitability this quarter, with adjusted operating results increasing by more than $6 million versus the prior year despite lower revenue,” said Dave Sylvester, senior vice president and CFO. “We've delivered two consecutive quarters of strong adjusted operating income, reflecting significant improvement as compared to the first half adjusted operating loss of $15 million.”

Gross margin of 31.2 percent in the fourth quarter represented an increase of 140 basis points compared to the prior year. The increase was driven by higher pricing benefits and operational improvements, partially offset by the impacts of lower volume.

Operating expenses of $213.5 million in the fourth quarter represented an increase of $6.7 million compared to the prior year. The prior year included $9.2 million of gains on the sales of fixed assets, offset in part by a $5.2 million increase in the valuation of an acquisition earnout liability. The remaining increase included $5.2 million of higher variable compensation expense, partially offset by a $4.5 million decrease from divestitures.

Investment income of $2.9 million in the fourth quarter represented an increase of $2.6 million compared to the prior year due to a higher level of cash and cash equivalents and improved investment returns. Other income, net of $4.3 million in the fourth quarter represented an increase of $1.7 million compared to the prior year primarily due to net favorable impacts related to unconsolidated affiliates.

The company recorded income tax expense of $5.3 million in the fourth quarter, which represented an effective tax rate of approximately 20 percent and included $0.9 million of discrete tax benefits.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $485.5 million at the end of the fourth quarter, representing an increase of $60.9 million from the end of the third quarter. Total debt was $446.3 million. Trailing four quarter adjusted EBITDA of $264.0 million (or 8.4 percent of revenue) represented an increase of 26 percent compared to the prior year.

“Our liquidity increased by $238 million in fiscal 2024, driven by our improved earnings, $120 million of lower working capital, and $49 million of proceeds from fixed asset sales,” said Dave Sylvester. “We also entered into an amended credit agreement this quarter which extended the expiration date to 2029 and expanded the available capacity from $250 million to $300 million.”

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before April 15, 2024, to shareholders of record as of April 3, 2024.

Fiscal 2024 Results

For fiscal 2024, the company recorded $3.2 billion of revenue, net income of $81.1 million, earnings per share of $0.68 and adjusted earnings per share of $0.93. In fiscal 2023, the company recorded $3.2 billion of revenue, net income of $35.3 million and earnings per share of $0.30 and adjusted earnings per share of $0.56.

Revenue declined 2 percent in fiscal 2024 compared to the prior year, with a 1 percent decrease in the Americas and a 7 percent decrease in International. On an organic basis, fiscal 2024 revenue represented a decline of 2 percent compared to the prior year, with revenue approximately flat in the Americas and an 8 percent decline in International.

Operating income for fiscal 2024 of $117.8 million represented an increase of $52.3 million compared to $65.5 million of operating income for fiscal 2023. Adjusted operating income for fiscal 2024 of $157.5 million represented an increase of $50.0 million compared to $107.5 million of adjusted operating income for fiscal 2023. The increase in adjusted operating income was driven by pricing benefits and operational improvements, partially offset by lower volume and higher operating expenses. Operating expenses in fiscal 2024 reflected $20.4 million of benefits related to gains on the sales of fixed assets and an earnout liability adjustment, as compared to $7.7 million of net benefits in fiscal 2023 for similar items.

“Our fiscal 2024 results reflected our efforts to recover the inflationary pressure on costs from the previous two years and drive improved profitability,” said Sara Armbruster. “We delivered a 360 basis point improvement in gross margin, and we more than doubled our earnings per share. As we focus on leading the transformation of the workplace and helping our customers create inspiring workplaces, we're energized by our order growth from our large corporate customers.”

Outlook

At the end of the fourth quarter, the company’s backlog of customer orders was approximately $625 million, which was 8 percent lower than the prior year. Orders through the first three weeks of the first quarter of fiscal 2025 grew 10 percent compared to the prior year. As a result, the company expects first quarter fiscal 2025 revenue to be in the range of $715 to $740 million. The company reported revenue of $751.9 million in the first quarter of fiscal 2024. The projected revenue range translates to a decline of 2 to 5 percent compared to the prior year, or approximately flat to a decline of 3 percent on an organic basis.

The company expects to report earnings per share of between $0.05 to $0.09 for the first quarter of fiscal 2025 and adjusted earnings per share of between $0.08 to $0.12. The company reported earnings per share of $0.01 and adjusted earnings per share of $0.09 in the first quarter of fiscal 2024.

The first quarter estimates include:

  gross margin of approximately 32 percent,
  projected operating expenses of between $215 to $220 million, which includes $4.3 million of amortization of purchased intangible assets, projected interest expense, investment income and other income, net, of approximately $2 million and a projected effective tax rate of 27 percent.

For fiscal 2025, the company is targeting organic revenue growth of 1 to 5 percent compared to fiscal 2024, adjusted operating income of between $150 to $175 million and adjusted earnings per share of between $0.85 to $1.00. Fiscal 2025 includes an additional week compared to fiscal 2024, which is excluded from the organic revenue growth target.

The fiscal 2025 targets reflect the following assumptions and expectations, as compared to fiscal 2024:

  a mid-single digit order growth rate, including continued growth from large corporate customers, offset by the beginning backlog of customer orders which was 8 percent below the prior year, an improvement in gross margin to between 32.5 and 33.5 percent, increased operating expenses driven by higher investments in the company's business transformation initiative, strategic growth initiatives and employee costs (the year-over-year comparison is also impacted by $20.4 million of benefits in the prior year related to gains on the sales of fixed assets and an earnout liability adjustment), and projected interest expense, investment income and other income, net, of approximately $11 million and an effective tax rate of 27 percent.

“As we look to fiscal 2025, we are excited about the progress we made in fiscal 2024 to improve our profitability and the momentum we've seen with our large corporate customers,” said Sara Armbruster. “We are targeting mid-single digit order growth in fiscal 2025 as we execute our strategies to lead the workplace transformation and diversify the customer and market segments we serve.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 23, 2024	February 24, 2023	% Change	February 23, 2024	February 24, 2023	% Change

Revenue
Americas (1)	$581.6	$595.6	(2)%	$2,419.8	$2,436.2	(1)%
International (2)	193.6	206.1	(6)%	739.8	796.4	(7)%
	$775.2	$801.7	(3)%	$3,159.6	$3,232.6	(2)%

Revenue mix
Americas	75.0%	74.3%	76.6%	75.4%
International	25.0%	25.7%	23.4%	24.6%

Operating income (loss)
Americas	$26.8	$33.2	$143.8	$77.4
International	(1.1)	(4.5)	(26.0)	(11.9)
	$25.7	$28.7	$117.8	$65.5

Operating margin	3.3%	3.6%	3.7%	2.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2024 vs. Q4 2023
(Unaudited)
	Steelcase Inc.	Americas	International

Q4 2023 revenue	$801.7	$595.6	$206.1
Divestitures	(18.8)	(14.9)	(3.9)
Currency translation effects	3.1	0.2	2.9
Q4 2023 revenue, adjusted	$786.0	$580.9	$205.1

Q4 2024 revenue	$775.2	$581.6	$193.6
Organic growth (decline) $	$(10.8)	$0.7	$(11.5)
Organic growth (decline) %	(1)%	—%	(6)%

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
2024 vs. 2023
(Unaudited)
	Steelcase Inc.	Americas	International

2023 revenue	$3,232.6	$2,436.2	$796.4
Acquisition	21.8	21.8	—
Divestitures	(40.2)	(29.7)	(10.5)
Currency translation effects	14.1	(3.1)	17.2
2023 revenue, adjusted	$3,228.3	$2,425.2	$803.1

2024 revenue	$3,159.6	$2,419.8	$739.8
Organic growth (decline) $	$(68.7)	$(5.4)	$(63.3)
Organic growth (decline) %	(2)%	—%	(8)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 23, 2024	February 24, 2023	February 23, 2024	February 24, 2023
Earnings per share	$0.18	$0.13	$0.68	$0.30
Amortization of purchased intangible assets, per share	0.03	0.05	0.15	0.19
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.04)	(0.05)
Restructuring costs, per share	0.04	0.03	0.19	0.16
Income tax effect of restructuring costs, per share	(0.01)	(0.01)	(0.05)	(0.04)
Adjusted earnings per share	$0.23	$0.19	$0.93	$0.56

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	May 26, 2023	August 25, 2023	November 24, 2023	February 23, 2024	February 23, 2024
Net income	$1.5	$27.5	$30.8	$21.3	$81.1
Income tax expense	1.4	9.5	9.8	5.3	26.0
Interest expense	6.6	6.6	6.4	6.3	25.9
Depreciation and amortization	20.4	21.3	21.1	20.8	83.6
Share-based compensation	13.7	4.2	3.4	3.6	24.9
Restructuring costs	8.1	7.9	2.1	4.4	22.5
Adjusted EBITDA	$51.7	$77.0	$73.6	$61.7	$264.0

Revenue	$751.9	$854.6	$777.9	$775.2	$3,159.6
Adjusted EBITDA as a percentage of revenue	6.9%	9.0%	9.5%	8.0%	8.4%

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	May 27, 2022	August 26, 2022	November 25, 2022	February 24, 2023	February 24, 2023
Net income (loss)	$(11.4)	$19.6	$11.4	$15.7	$35.3
Income tax expense (benefit)	(4.4)	6.8	5.2	8.7	16.3
Interest expense	6.4	7.2	7.6	7.2	28.4
Depreciation and amortization	20.2	23.5	23.5	22.8	90.0
Share-based compensation	12.0	3.1	2.1	3.6	20.8
Restructuring costs	4.2	0.5	10.6	3.9	19.2
Adjusted EBITDA	$27.0	$60.7	$60.4	$61.9	$210.0

Revenue	$740.7	$863.3	$826.9	$801.7	$3,232.6
Adjusted EBITDA as a percentage of revenue	3.6%	7.0%	7.3%	7.7%	6.5%

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q1 2025 vs. Q1 2024
Steelcase Inc.

Q1 2024 revenue	$751.9
Divestitures	(12.4)
Q1 2024 revenue, adjusted	$739.5

Q1 2025 revenue, projected	$715 - 740
Organic growth (decline) $	$(25) - 1
Organic growth (decline) %	(3) - 0%

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
2025 vs. 2024
Steelcase Inc.

2024 revenue	$3,159.6
Divestitures	(35.2)
2024 revenue, adjusted	$3,124.4

2025 revenue, projected	$3,215 - 3,340
Impact of additional week	(60)
2025 revenue, projected, adjusted	3,155 - 3,280
Organic growth (decline) $	$31 - 156
Organic growth (decline) %	1 - 5%

PROJECTED ADJUSTED OPERATING INCOME
Twelve Months Ended
February 28, 2025
Operating income	$133 - 158
Amortization of purchased intangible assets	17
Adjusted operating income	$150 - 175

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended		Twelve Months Ended
	May 24, 2024	May 26, 2023	February 28, 2025	February 23, 2024
Earnings per share	$0.05 - 0.09	$0.01	$0.74 - 0.89	$0.68
Amortization of purchased intangible assets, per share	0.04	0.04	0.15	0.15
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.04)	(0.04)
Restructuring costs, per share	—	0.07	—	0.19
Income tax effect of restructuring costs, per share	—	(0.02)	—	(0.05)
Adjusted earnings per share	$0.08 - 0.12	$0.09	$0.85 - 1.00	$0.93

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2024		February 24, 2023		February 23, 2024		February 24, 2023
Revenue	$775.2	100.0%	$801.7	100.0%	$3,159.6	100.0%	$3,232.6	100.0%
Cost of sales	531.6	68.6	562.3	70.2	2,142.8	67.9	2,310.7	71.5
Restructuring costs	1.5	0.2	0.2	—	4.4	0.1	2.5	0.1
Gross profit	242.1	31.2	239.2	29.8	1,012.4	32.0	919.4	28.4
Operating expenses	213.5	27.5	206.8	25.7	876.5	27.7	837.2	25.9
Restructuring costs	2.9	0.4	3.7	0.5	18.1	0.6	16.7	0.5
Operating income	25.7	3.3	28.7	3.6	117.8	3.7	65.5	2.0
Interest expense	(6.3)	(0.8)	(7.2)	(0.9)	(25.9)	(0.8)	(28.4)	(0.9)
Investment income	2.9	0.4	0.3	—	6.5	0.2	1.0	0.1
Other income, net	4.3	0.5	2.6	0.3	8.7	0.3	13.5	0.4
Income before income tax expense	26.6	3.4	24.4	3.0	107.1	3.4	51.6	1.6
Income tax expense	5.3	0.7	8.7	1.0	26.0	0.8	16.3	0.5
Net income	$21.3	2.7%	$15.7	2.0%	$81.1	2.6%	$35.3	1.1%

Operating income	$25.7	3.3%	$28.7	3.6%	$117.8	3.7%	$65.5	2.0%
Amortization of purchased intangible assets	4.3	0.5	6.0	0.7	17.2	0.6	22.8	0.7
Restructuring costs	4.4	0.6	3.9	0.5	22.5	0.7	19.2	0.6
Adjusted operating income	$34.4	4.4%	$38.6	4.8%	$157.5	5.0%	$107.5	3.3%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2024		February 24, 2023		February 23, 2024		February 24, 2023
Revenue	$581.6	100.0%	$595.6	100.0%	$2,419.8	100.0%	$2,436.2	100.0%
Cost of sales	393.6	67.7	410.0	68.9	1,618.5	66.9	1,722.1	70.7
Restructuring costs	1.2	0.2	0.2	—	2.2	0.1	2.5	0.1
Gross profit	186.8	32.1	185.4	31.1	799.1	33.0	711.6	29.2
Operating expenses	159.8	27.5	148.5	24.9	654.2	27.0	617.5	25.3
Restructuring costs	0.2	—	3.7	0.6	1.1	0.1	16.7	0.7
Operating income	26.8	4.6	33.2	5.6	143.8	5.9	77.4	3.2
Amortization of purchased intangible assets	3.1	0.6	4.8	0.8	12.5	0.5	18.2	0.7
Restructuring costs	1.4	0.2	3.9	0.6	3.3	0.2	19.2	0.8
Adjusted operating income	$31.3	5.4%	$41.9	7.0%	$159.6	6.6%	$114.8	4.7%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2024		February 24, 2023		February 23, 2024		February 24, 2023
Revenue	$193.6	100.0%	$206.1	100.0%	$739.8	100.0%	$796.4	100.0%
Cost of sales	138.0	71.3	152.3	73.9	524.3	70.9	588.6	73.9
Restructuring costs	0.3	0.1	—	—	2.2	0.3	—	—
Gross profit	55.3	28.6	53.8	26.1	213.3	28.8	207.8	26.1
Operating expenses	53.7	27.8	58.3	28.3	222.3	30.0	219.7	27.6
Restructuring costs	2.7	1.4	—	—	17.0	2.3	—	—
Operating income (loss)	(1.1)	(0.6)	(4.5)	(2.2)	(26.0)	(3.5)	(11.9)	(1.5)
Amortization of purchased intangible assets	1.2	0.7	1.2	0.6	4.7	0.6	4.6	0.6
Restructuring costs	3.0	1.5	—	—	19.2	2.6	—	—
Adjusted operating income (loss)	$3.1	1.6%	$(3.3)	(1.6)%	$(2.1)	(0.3)%	$(7.3)	(0.9)%

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company's business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 30 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2024 revenue of $3.2 billion. With approximately 11,300 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 23, 2024	February 24, 2023	February 23, 2024	February 24, 2023
Revenue	$775.2	$801.7	$3,159.6	$3,232.6
Cost of sales	531.6	562.3	2,142.8	2,310.7
Restructuring costs	1.5	0.2	4.4	2.5
Gross profit	242.1	239.2	1,012.4	919.4
Operating expenses	213.5	206.8	876.5	837.2
Restructuring costs	2.9	3.7	18.1	16.7
Operating income	25.7	28.7	117.8	65.5
Interest expense	(6.3)	(7.2)	(25.9)	(28.4)
Investment income	2.9	0.3	6.5	1.0
Other income, net	4.3	2.6	8.7	13.5
Income before income tax expense	26.6	24.4	107.1	51.6
Income tax expense	5.3	8.7	26.0	16.3
Net income	$21.3	$15.7	$81.1	$35.3

Earnings per share:
Basic	$0.18	$0.13	$0.68	$0.30
Diluted	$0.18	$0.13	$0.68	$0.30
Weighted average shares outstanding - basic	118.9	117.4	118.6	117.1
Weighted average shares outstanding - diluted	120.1	117.7	119.1	117.5

Dividends declared and paid per common share	$0.100	$0.100	$0.400	$0.490

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 23, 2024	February 24, 2023
ASSETS
Current assets:
Cash and cash equivalents	$318.6	$90.4
Accounts receivable, net of allowance of $6.2 and $6.5	338.3	373.3
Inventories	231.0	319.7
Prepaid expenses	31.9	28.9
Assets held for sale	—	29.0
Other current assets	39.6	42.7
Total current assets	959.4	884.0

Property, plant and equipment, net of accumulated depreciation of $1,119.2 and $1,088.6	352.9	376.5
Company-owned life insurance ("COLI")	166.9	157.3
Deferred income taxes	115.8	117.3
Goodwill	274.8	276.8
Other intangible assets, net of accumulated amortization of $115.0 and $97.6	94.6	111.2
Investments in unconsolidated affiliates	55.7	51.1
Right-of-use operating lease assets	168.6	198.3
Other assets	48.0	30.3
Total assets	$2,236.7	$2,202.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$211.3	$203.5
Short-term borrowings and current portion of long-term debt	—	35.7
Current operating lease obligations	45.1	44.7
Employee compensation	166.1	120.0
Employee benefit plan obligations	39.9	31.2
Accrued promotions	19.4	26.7
Customer deposits	44.8	50.8
Other current liabilities	80.5	90.7
Total current liabilities	607.1	603.3

Long-term liabilities:
Long-term debt less current maturities	446.3	445.5
Employee benefit plan obligations	104.5	103.0
Long-term operating lease obligations	138.6	169.9
Other long-term liabilities	53.1	54.9
Total long-term liabilities	742.5	773.3
Total liabilities	1,349.6	1,376.6

Shareholders’ equity:
Additional paid-in capital	41.2	19.4
Accumulated other comprehensive income (loss)	(66.9)	(72.5)
Retained earnings	912.8	879.3
Total shareholders’ equity	887.1	826.2
Total liabilities and shareholders’ equity	$2,236.7	$2,202.8

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Twelve Months Ended
	February 23, 2024	February 24, 2023
OPERATING ACTIVITIES
Net income	$81.1	$35.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	83.6	90.0
Restructuring costs	22.5	19.2
Gain on sale of fixed assets	(10.9)	(12.9)
Share-based compensation	26.0	21.8
Other	(15.0)	(1.0)
Changes in operating assets and liabilities:
Accounts receivable	21.7	(43.7)
Inventories	88.3	12.0
Income taxes receivable	(6.2)	36.4
Other assets	(7.5)	(6.8)
Accounts payable	9.9	(39.3)
Employee compensation liabilities	31.1	29.4
Employee benefit obligations	5.9	(12.4)
Customer deposits	(4.1)	(24.9)
Accrued expenses and other liabilities	(17.7)	(13.7)
Net cash provided by (used in) operating activities	308.7	89.4

INVESTING ACTIVITIES
Capital expenditures	(47.1)	(59.1)
Proceeds from disposal of fixed assets	49.4	9.9
Acquisition, net of cash acquired	—	(105.3)
Other	3.8	19.7
Net cash provided by (used in) investing activities	6.1	(134.8)

FINANCING ACTIVITIES
Dividends paid	(47.6)	(57.3)
Common stock repurchases	(4.2)	(3.9)
Borrowings on global committed bank facility	69.0	565.2
Repayments on global committed bank facility	(69.0)	(565.2)
Repayments on note payable	(32.2)	(2.7)
Other	(1.9)	1.0
Net cash used in financing activities	(85.9)	(62.9)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(1.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	228.7	(109.8)
Cash and cash equivalents and restricted cash, beginning of period (1)	97.2	207.0
Cash and cash equivalents and restricted cash, end of period (2)	$325.9	$97.2

(1)  These amounts include restricted cash of $6.8 and $6.1 as of February 24, 2023 and February 25, 2022, respectively.

(2)  These amounts include restricted cash of $7.3 and $6.8 as of February 23, 2024 and February 24, 2023, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR